Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268603

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated March 17, 2023)

Scilex Holding Company

Up to 71,459,469 Shares of Common Stock

Up to 11,003,988 Shares of Common Stock Issuable Upon the Exercise of Warrants

Up to 5,490,617 Warrants

This prospectus supplement supplements the prospectus dated March 17, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission on March 14, 2023 and declared effective by the Securities and Exchange Commission on March 17, 2023. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 7, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 11,003,988 shares of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of (i) 4,104,000 private placement warrants (the “Private Warrant Shares”) originally sold in a private placement at a price of $0.75 per warrant in connection with the initial public offering of Vickers Vantage Corp. I (“Vickers”) (and a portion of which were subsequently transferred to Sorrento Therapeutics, Inc. (“Sorrento”) at no cost in connection with the Business Combination (as defined below)) (the “Private Warrants”) and (ii) 6,899,988 public warrants (the “Public Warrant Shares”) originally sold to the public investors in connection with the initial public offering of units of Vickers (the “Public Warrants” and together with the Private Warrants, the “Warrants”) at a price of $10.00 per unit, with each unit consisting of one ordinary share of Vickers and one-half of one warrant to purchase one ordinary share of Vickers. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. We will not receive the proceeds from the resale of the Private Warrant Shares or the Public Warrant Shares hereunder; however, we will receive the proceeds from any exercise of the Private Warrants and the Public Warrants.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by:

(a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 71,459,469 shares (the “Resale Shares”) of our Common Stock, consisting of:

(i) up to 3,983,057 shares of Common Stock (the “Sponsor Shares”) held by Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Pei Wei Woo, Suneel Kaji and Steve Myint (collectively, the “Sponsors”), comprised of 3,450,000 shares that were issued on November 9, 2022 upon conversion of the same number of our former ordinary shares (initially acquired by the Sponsors prior to the initial public offering of units of Vickers Vantage Corp. I at a purchase price of $0.007 per ordinary share) in connection with the Domestication and the Business Combination (each as defined below) and 533,057 shares that were also issued on November 9, 2022 upon the contribution of certain indebtedness by Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd at a contribution value of $10.00 per share, in connection with the Business Combination pursuant to a debt contribution agreement;

(ii) up to 61,985,795 shares of Common Stock (the “Merger Shares”) issued to Sorrento on November 10, 2022 in connection with the Business Combination at an equity consideration value of $10.00 per share;

(iii) up to 4,104,000 Private Warrant Shares issuable upon the exercise of the Private Warrants at an exercise price of $11.50 per share; and

(iv) up to 1,386,617 Public Warrant Shares issuable to Sorrento upon the exercise of the Public Warrants held by Sorrento at an exercise price of $11.50 per share; and

(b) the selling warrantholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 4,104,000 Private Warrants (which were originally issued at a price of $0.75 per Private Warrant, of which 3,104,000 were transferred from the Sponsors to Sorrento at no cost in connection with the Business Combination), and 1,386,617 Public Warrants (which were acquired by Sorrento in open-market purchases at a weighted average price of $0.3078 per Public Warrant).

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On July 6, 2023, the last reported sales price per share of our Common Stock was $5.76. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On July 6, 2023, the closing sale price per warrant of our Public Warrants was $1.125.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 14 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 7, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2023 (July 5, 2023)

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Background

The controlling stockholder of Scilex Holding Company (the “Company”), Sorrento Therapeutics, Inc. (“Sorrento”) and its wholly owned direct subsidiary, Scintilla Pharmaceuticals, Inc. (together with Sorrento, the “Debtors”), commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code,” and such cases, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

After a hearing before the Bankruptcy Court on March 29, 2023, the Bankruptcy Court entered a final order approving a non-amortizing super-priority senior secured term loan facility in an aggregate principal amount not to exceed $75,000,000 in term loan commitments (the “Senior DIP Facility”), provided to the Debtors by JMB Capital Partners Lending, LLC (the “Senior DIP Lender”), on a final basis. The Debtors then negotiated definitive financing documentation, including a Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement and other documents evidencing the Senior DIP Facility. The Senior DIP Facility matures July 31, 2023, however, the Debtor’s liquidity is expected to last only until July 7, 2023.

On June 30, 2023, the Debtors filed the Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Junior Secured Superpriority Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief (the “DIP Motion”), seeking the Bankruptcy Court’s approval of the Junior DIP Facility (as defined below) and certain related relief.

Junior Debtor-in-Possession Financing

On July 5, 2023, at a hearing before the Bankruptcy Court, the Bankruptcy Court entered an interim order (the “Interim DIP Order”) approving the Junior DIP Facility between the Debtors (as borrowers) and the Company (as lender) on an interim basis. Upon entry of the Interim DIP Order and satisfaction of all applicable conditions precedent, as set forth in the Junior DIP Term Sheet (as defined below), the Debtors were authorized to make a single draw of the Junior DIP Facility (as defined below) (the “Draw”) to be funded by the Company as the lender under the Junior DIP Facility, which is subject to a certain intercreditor and subordination agreement entered into by and among the Senior DIP Lender and the Company (the “Subordination Agreement”). Other definitive financing documentation, including a loan and security agreement, will be negotiated and executed as soon as possible following the Draw on the Junior DIP Facility, by no later than the earlier of (i) 15 business days from the entry of the Interim DIP Order, and (ii) entry of the Final Order (as defined below).

On July 5, 2023, the Company and the Debtors executed that certain Debtor-in-Possession Term Loan Facility Summary of Terms and Conditions (the “Junior DIP Term Sheet”), pursuant to which the Company (or its designees or its assignees) will provide the Debtors with a non-amortizing super-priority junior secured term loan facility in an aggregate principal amount not to exceed the sum of (i) $20,000,000 (the “Base Amount”), plus (ii) the amount of the commitment fee and the funding fee, each equal to 1% of the Base Amount, plus (iii) the amount of the DIP Lender Holdback (as defined in the Interim DIP Order) (the “Junior DIP Facility”), subject to the terms and conditions set forth in the Junior DIP Term Sheet. The Junior DIP Term Sheet grants to the Company a right of first refusal to provide any debtor-in-possession financing during the course of the Chapter 11 Cases to the Debtors occurring after the date of the Interim DIP Order until the Chapter 11 Cases are concluded. In connection with the Junior DIP Term Sheet, the Company entered into the Subordination Agreement with the Senior DIP Lender, which specifies that the Junior DIP Facility is subordinated in right of payment and security to the Senior DIP Facility as more fully set forth therein.

The Junior DIP Facility will bear interest at a per annum rate of 12.00% payable in kind on the first day of each month in arrears and on the DIP Termination Date (as defined in the Junior DIP Term Sheet). Upon the occurrence and during the continuance of an event of default as defined in the Junior DIP Term Sheet, the interest rate on outstanding DIP Loans (as defined in the Junior DIP Term Sheet) would increase by 2.00% per annum. The commitment fee and the funding fee described above shall be payable upon the funding of the DIP Loans (as defined in the Junior DIP Term Sheet), in each case as set forth in the Junior DIP Term Sheet. Upon repayment or satisfaction of the DIP Loans (as defined in the Junior DIP Term Sheet) in whole or in part, the Debtors shall pay to

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the Company in cash an exit fee equal to 2% of the aggregate principal amount of the Junior DIP Facility on the date of the Draw.

The Junior DIP Facility matures on the earliest of: (i) September 30, 2023; (ii); the effective date of any chapter 11 plan of reorganization with respect to the Debtors; (iii) the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code; (iv) the date of the acceleration of the DIP Loans and the termination of the DIP Commitments in accordance with the DIP Documents (each as defined in the Junior DIP Term Sheet); (v) dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code; and (vi) July 31, 2023, unless the Final Order has been entered by the Bankruptcy Court on or prior to such date. Further, in no event shall the Junior DIP Facility mature before the maturity date of the Senior DIP Facility obligations as in effect on the date of the Interim DIP Order.

Pursuant to the terms of the Subordination Agreement, the Debtors’ obligations to the Company under the Junior DIP Facility are subordinated to the obligations of the Debtors to Senior DIP Lender on the terms and conditions set forth therein. The Debtors anticipate seeking final approval (the “Final Order”) of the Junior DIP Facility at a final hearing on the DIP Motion on July 24, 2023.

The foregoing summaries of the Junior DIP Term Sheet and the Subordination Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Junior DIP Term Sheet and the Subordination Agreement, copies of each of which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein.

Cautionary Statement Concerning Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding (i) the execution of the DIP Documents and (ii) the seeking by the Debtors of the final approval of the DIP Facility. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. These statements are based on various assumptions and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including the unpredictability of trading markets and whether a market will be established for the Company’s common stock and those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), in each case under the heading “Risk Factors,” and other documents of the Company filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this Current Report on Form 8-K. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this Current Report on Form 8-K. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Debtor-in-Possession Term Loan Facility Summary of Terms and Conditions, dated as of July 5, 2023, between Sorrento Therapeutics, Inc., Scintilla Pharmaceuticals, Inc. and Scilex Holding Company.

10.2	Intercreditor and Subordination Agreement, dated as of July 5, 2023, by and among JMB Capital Partners Lending, LLC and Scilex Holding Company.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer & President

Date: July 7, 2023

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Exhibit 10.1

July 5, 2023

SORRENTO THERAPEUTICS, INC.

SCINTILLA PHARMACEUTICALS, INC.

Debtor-in-Possession Term Loan Facility

Summary of Terms and Conditions

This term sheet (together with the exhibits and schedules hereto, the “Term Sheet”) sets forth a summary of the terms and conditions with respect to the DIP Facility (as defined below) from and after, and subject to, the entry of the Junior Interim Order (as defined below). This Term Sheet shall be a binding agreement from and after, and subject to, the entry of the Junior Interim Order with respect to the DIP Loans (as defined below) but does not purport to summarize all of the terms, conditions, representations and other provisions with respect to the DIP Facility, which will be set forth in the DIP Documents (as defined below). The obligation of the DIP Lender (as defined below) to provide financing pursuant to this Term Sheet is conditioned upon the execution and delivery of signature pages to this Term Sheet by each of the parties hereto and shall be subject to the conditions precedent and other terms and conditions set forth herein. In the event of any conflict between this Term Sheet and the terms of the Junior Interim Order or the Final Order (in each case, as defined below), the terms of the Junior Interim Order or the Final Order (as applicable) shall govern.

The statements contained in this Term Sheet and all discussions between and among the parties in connection herewith constitute privileged communications that shall not be disclosed or introduced pursuant to Federal Rule of Evidence 408 and/or other applicable law, unless otherwise required by judicial order or applicable law. All assumptions, principles and numbers are based upon and subject to continuing due diligence and are subject to change as the parties’ positions develop further.

1.	Borrowers:

•   SORRENTO THERAPEUTICS, INC. (“Sorrento”) and SCINTILLA PHARMACEUTICALS, INC. (each a “Borrower” and collectively, the “Borrowers”), as debtors and debtors-in-possession in Case No. 23-90085 (DRJ) (Jointly Administered) (the “Chapter 11 Cases” (the Borrowers shall be referred to herein under the Chapter 11 Cases, each as a “Debtor” and collectively, the “Debtors”) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) commenced in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on February 13, 2023 (the “Petition Date”).

2.	Guarantors:

•   Each of Sorrento’s existing and future, direct and indirect domestic or foreign subsidiaries that become debtors and debtors-in-possession in the Chapter 11 Cases (collectively, the “Guarantors” and together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”). As of the date of the Junior Interim Order, the only two Loan Parties shall be the Borrowers. No Guarantor shall be added as a Loan Party unless such Guarantor guarantees the Priming Obligations (as hereafter defined).

• The DIP Obligations (as defined below) of the Borrowers shall be unconditionally guaranteed, on a joint and several basis, by the Guarantors.

3.	DIP Lender:	• SCILEX HOLDING COMPANY and/or its designees or its assignees (the “DIP Lender”).

4.	Type and Amount of the DIP Facility:

•   A non-amortizing super-priority junior secured term loan facility in an aggregate principal amount not to exceed the sum of (i) $20,000,000 (the “Base Amount”), plus (ii) the amount of the Commitment Fee and the Funding Fee, plus (iii) the amount of the Junior DIP Lender Holdback (as defined in the Junior Interim Order) (the “DIP Facility”; the DIP Lender’s commitments under the DIP Facility, the “DIP Commitments”; and the loans under the DIP Facility, the “DIP Loans”). For the avoidance of doubt, the DIP Loans will be funded net of items (ii) and (iii) above, which amounts will be retained by DIP Lender and applied in payment of such items in accordance with this term sheet and the Junior Interim Order, resulting in the cash proceeds of the DIP Loans to the Borrowers in the amount of $20,000,000.

•   The borrowing of DIP Loans shall permanently decrease the DIP Commitments, and DIP Loans repaid may not be reborrowed.

•   Loan proceeds to be funded into a newly established funding account (the “DIP Accounts”), subject to a first priority control agreement solely in favor of the DIP Lender to be entered into within seven business days of the entry of the Junior Interim Order, subject to a 15-day cure period if the Loan Parties are using commercially reasonable efforts to obtain a satisfactory control agreement.

5.	Availability:	Upon the Bankruptcy Court’s entry of the Junior Interim Order (as defined below), and satisfaction of all applicable conditions precedent described herein, the full amount of the DIP Facility shall be available to the Debtors, subject to compliance with the terms, conditions and covenants described in the DIP Documents, in a single draw (the “Draw”), upon one (1) business days’ written notice (or such shorter period as may be reasonably agreed by the DIP Lender).

6.	Maturity and Termination

Subject to the Subordination Agreement (as hereafter defined), all DIP Obligations (as defined below) shall be due and payable in full in cash (or such other form of consideration as the DIP Lender and the Borrowers may mutually agree) on the earliest of (such earliest date, the “DIP Termination Date”):

i.   September 30, 2023;

ii.  the effective date of any chapter 11 plan of reorganization with respect to the Borrowers or any other Debtor (a “Plan”);

iii.   the consummation of any sale or other disposition of all or substantially all of the assets of the Debtors pursuant to Section 363 of the Bankruptcy Code;

iv.   the date of the acceleration of the DIP Loans and the termination of the DIP Commitments in accordance with the DIP Documents;

v.  dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code; and

vi.   July 31, 2023, unless the Final Order has been entered by the Bankruptcy Court on or prior to such date.

In no event shall the DIP Obligations mature before the maturity date of the Priming Obligations as in effect on the date of the Junior Interim Order.

7.	Interest Rate:

•   The DIP Loans shall bear interest at a per annum rate equal to 12.00% payable in kind (PIK) on the first day of each month in arrears and on the DIP Termination Date (the “Non-Default Interest”).

•   Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default (as defined below), the DIP Loans shall bear interest at an additional per annum rate of 2.00%, payable in kind, plus the Non-Default Interest, on the first day of each month and on the DIP Termination Date.

8.	Commitment, Exit & Funding Fee:

•   The Borrowers shall pay to the DIP Lender a commitment fee equal to 1% of the Base Amount (the “Commitment Fee”). The Commitment Fee shall be fully earned and non-refundable, upon entry of the Junior Interim Order, and shall be payable on the date of the Draw by being added to the principal amount of the DIP Loans as contemplated above.

•   The Borrowers shall pay to the DIP Lender a funding fee equal to 1% of the amount of the Base Amount (the “Funding Fee”). The Funding Fee shall be fully earned and non-refundable, upon entry of the Junior Interim Order and shall be payable on the date of the Draw by being added to the principal amount of the DIP Loans as contemplated above.

•   Upon repayment or satisfaction of the DIP Loans in whole or in part the Borrowers shall pay to the DIP Lender in cash an exit fee equal to 2% of the aggregate principal amount of the DIP Facility on the date of the Draw (the “Exit Fee”). The Exit Fee shall be fully earned and non-refundable upon entry of the Junior Interim Order. If the DIP Termination Date has occurred solely as a result of the occurrence and continuation of an Event of Default under the DIP Documents, then the Exit Fee shall not be payable until the DIP Obligations have been accelerated by the DIP Lender or the DIP Obligations have matured in accordance with their terms.

•   The Commitment Fee, the Exit Fee, and the Funding Fee shall be approved by the Bankruptcy Court as part of the Junior Interim Order and the Final Order, respectively. If such premiums are not approved by the Bankruptcy Court, this Term Sheet shall automatically terminate and be of no further force and effect.

9.	Use of Proceeds:

•   The proceeds of the DIP Facility shall be used only for the following purposes and, excluding payments pursuant to clause (ii) below or payments of the DIP Lender Legal Expenses paid pursuant to the terms hereof, subject to the Budget and 20% permitted variances as set forth below:

i.   working capital and other general corporate purposes of the Borrowers and the Guarantors and certain subsidiaries as reflected in the Budget;

ii.  professional fees and expenses of administering the Chapter 11 Cases, to the extent the Bankruptcy Court authorizes payment (including fees incurred prior to the Closing Date);

iii.   interest, fees and expenses payable under the DIP Facility, including, without limitation, the Commitment Fee, the Funding Fee and the Exit Fee and the DIP Lender Legal Expenses; and

iv.   interest and other amounts payable under the Priming Credit Agreement.

•   Notwithstanding any other provision of this Term Sheet, no DIP Loans or DIP Collateral (as defined below), or any portion of the Carve-Out may be used directly or indirectly by any Debtor, any Guarantor, any official committee appointed in the Chapter 11 Cases (the “Committees”), or any trustee appointed in the Chapter 11 Cases or any successor cases, including any chapter 7 cases, or any other person, party or entity:

i.   [reserved];

ii.  to prevent, hinder, or otherwise delay the DIP Lender’s enforcement or realization on the DIP Obligations, DIP Collateral, and the liens, claims and rights granted to such parties under the Junior Interim Order or the Final Order, as applicable, each in accordance with the DIP Documents and the Junior Interim Order or the Final Order, as applicable; provided, however, that no such restrictions shall apply to (a) objections to the Final Order or (b)

avoidance actions against the DIP Lender that are not related to the DIP Facility or the DIP Loans;

iii.   to seek to modify any of the rights and remedies granted to the DIP Lender under the Junior Interim Order or the Final Order (other than with the consents contemplated thereunder), or the DIP Documents, as applicable; or

iv.   to apply to the Bankruptcy Court for authority to approve superpriority claims or grant liens (other than the liens permitted pursuant to the DIP Documents) or security interests in the DIP Collateral or any portion thereof that are senior to, or on parity with, the DIP Liens, DIP Claims, unless permitted under the DIP Documents or unless all DIP Obligations, and claims granted to the DIP Lender under the Junior Interim Order or the Final Order, as applicable, have been refinanced or paid in full in cash or otherwise agreed to in writing by the DIP Lender.

10.	Voluntary Prepayments:	Subject to the Subordination Agreement, voluntary prepayments of the DIP Loans shall be permitted at any time, subject to (i) payment of the Exit Fee due thereon, which shall be due and payable on the date of such voluntary prepayment; and (ii) in minimum amounts of at least $1,000,000 of principal.

11.	Security:

•   As security for the DIP Obligations, each Loan Party shall grant to the DIP Lender, subject to the Carve-Out and any transaction fee or the like owed to Moelis & Company LLC or M3 Advisory Partners, LP: (i) a first-priority security interest in and continuing lien on all proceeds of the DIP Facility and the DIP Accounts and (ii) a second-priority security interest in and continuing lien on all of such Loan Party’s right, title and interest in, to and under all the Loan Parties’ other assets, including, but not limited to the following, in each case, whether now owned or existing or hereafter acquired, created or arising and wherever located (collectively, clauses (i) and (ii) the “DIP Collateral”, and clause (ii) alone, the “Common Collateral”): all assets and property of such Loan Party and its estate, real or personal, tangible or intangible, now owned or hereafter acquired, whether arising before or after the Petition Date, including, without limitation, all contracts, contract rights, licenses, general intangibles, instruments, equipment, accounts, documents, goods, inventory, fixtures, documents, cash, cash equivalents, chattel paper, letters of credit and letter of credit rights, investment property, commercial tort claims, arbitration awards, money, insurance, receivables, receivables records, deposit accounts, collateral support, supporting obligations and instruments, fixtures, all interests in leaseholds and real properties, all patents, copyrights, trademarks, all trade names and other intellectual property (whether such intellectual property is registered in the United States or in any foreign jurisdiction), together with all books and records relating to the foregoing, all proceeds, products, accessions, rents and profits of or in respect of any of the foregoing (as such terms are defined in the Uniform

Commercial Code as in effect from time to time in the State of New York) and proceeds of any actions under Sections 544, 545, 547, 548 and 550 of the Bankruptcy Code, other than, in each case “Excluded Assets” (which shall be defined in a manner consistent with the Priming Credit Agreement). Excluded Assets shall include causes of action (and proceeds thereof) under chapter 5 of the Bankruptcy Code or otherwise related to (i) the distribution by Sorrento of its common stock in the DIP Lender to Sorrento’s shareholders on or about January 19, 2023, (ii) the current or former directors or officers of the Borrowers or the DIP Lender (other than in connection with the DIP Facility), (iii) the DIP Lender (other than in connection with the DIP Facility), (iv) any transfer by the Borrowers to any of their subsidiaries or affiliates occurring prior to the Petition Date, and (v) any insider or affiliate transaction, including investments by Sorrento in other companies (such causes of action related to the items referenced in the foregoing clauses (i)-(v), the “Excluded Claims”). Excluded Assets shall also include insurance policies and proceeds thereof relating to the foregoing Excluded Assets.

•   In addition to appropriate orders of the Bankruptcy Court granting and perfecting such liens, the Loan Parties shall take all other commercially reasonable steps (including the execution and filing of UCC financing statements) requested by DIP Lender with respect to such security interests and liens.

12.	Priority and Security:

•   The liens on the DIP Collateral securing the DIP Obligations (the “DIP Liens”) shall mean the liens described above and shall have the priority set forth in the Junior Interim Order and the Final Order.

•   Until such time as the Priming Obligations have been indefeasibly paid in full in cash and all financing agreements between the Borrowers and the Priming Lender are terminated: (i) the DIP Lender will not receive any cash payments (other than as expressly set forth herein); provided, however, that the Borrowers shall be permitted to (x) make expense reimbursement payments (including in respect of the DIP Lender Legal Expenses) in accordance with the terms hereof, (y) make payments in kind of accrued interest and fees, in each case, in accordance with the terms hereof, and (z) repay the DIP Loans with any unused proceeds of the DIP Loans remaining in the DIP Accounts if the Final Order on terms acceptable to the DIP Lender is not entered by July 31, 2023; (ii) any liens granted by the Borrowers in favor of the Priming Lender to secure the Priming Obligations shall in all respects be first and senior liens, superior to any DIP Liens (other than with respect to the proceeds of the DIP Loans in the DIP Accounts, the DIP Accounts, and the Junior DIP Lender Holdback) (collectively, the “First Priority DIP Liens”); and (iii) any right of the DIP Lender to accelerate the maturity of the DIP Loans (unless the Priming Obligations have been accelerated or have otherwise matured in accordance with their terms as in effect on the date of the Junior Interim Order) or enforce any rights against the Common Collateral (other than the DIP Account and the Junior DIP Lender Holdback) shall be suspended, provided, however that any acceleration of the DIP Loans or exercise of remedies shall be subject at all times to the Subordination Agreement.

•   The DIP Liens described herein shall, to the fullest extent permitted by applicable law, be affected and perfected upon entry of the Junior Interim Order and without the necessity of the execution of mortgages, landlord agreements, security agreements, pledge agreements, control agreements, financing statements or other agreements.

•   Subject to (i) the Carve-Out, (ii) the Priming Obligations, and (iii) transaction fees and the like that may be owing to Moelis & Company LLC or M3 Advisory Partners, LP, all obligations of the Loan Parties under the DIP Documents, including, without limitation, all principal, accrued interest, costs, fees and premiums provided for therein, and all obligations of the Loan Parties under the DIP Facility (the “DIP Obligations”) shall be entitled to super priority claim status pursuant to Section 364(c)(1) of the Bankruptcy Code, with priority over any and all administrative expense claims and unsecured claims, of any kind or nature whatsoever, now existing or hereafter arising under the Bankruptcy Code (the “DIP Claims”).

•   Subject to the Carve-Out, the Priming Obligations, transaction fees and the like that may be owing to Moelis & Company LLC or M3 Advisory Partners, LP, and any equipment liens which were validly perfected as of the Petition Date, all DIP Obligations in respect of the DIP Facility shall be:

i.   pursuant to Section 364(c)(1) of the Bankruptcy Code, be entitled to superpriority claim status in the Chapter 11 Cases (which claims shall be payable from and have recourse to all DIP Collateral); and

ii.  secured, pursuant to Section 364(c)(2) of the Bankruptcy Code, by a valid, enforceable, fully perfected and automatic first-priority lien on the DIP Collateral.

•   Subject to the Subordination Agreement, DIP Collateral shall also include litigation claim, judgements and any arbitration awards and any such awards hereafter granted or arising at any time before the DIP Obligations are indefeasibly paid in full and the DIP Commitments are terminated other than the Excluded Assets.

•   Notwithstanding anything herein to the contrary, DIP Obligations and DIP Claims shall not be paid with Excluded Claims (including proceeds thereof) (other than any such claims against DIP Lender or any of its subsidiaries, which may (and the proceeds thereof may) be used to repay the DIP Lender, including through the exercise of rights of setoff by the DIP Lender), subject to the Subordination Agreement.

13.	Remedies	• Subject to the Subordination Agreement, all remedies customarily available including (in the Chapter 11 Cases) without limitation those remedies customarily available to senior secured, administrative expense claim of a debtor-in-possession lender, including, without limitation:

i.   declare that the DIP Commitments are terminated, whereupon the DIP Commitments shall be terminated;

ii.  declare the unpaid amount of the DIP Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; or

iii.   take any other action or exercise any other right or remedy (including, without limitation, with respect to the liens in favor of the DIP Lender permitted under the DIP Documents, or by applicable law.

•   Any exercise of remedies by the DIP Lender shall be subject in all respects to the terms of the Junior Interim Order.

14.	Conditions Precedent to Draw:

•   The conditions to the funding of the DIP Loans shall be limited to the following:

i.   entry of the Junior Interim Order on or before July 7, 2023, which order shall not be stayed or subject to appeal;

ii.  delivery of the Initial Budget acceptable to the DIP Lender in its reasonable discretion;

iii.   the Priming Lender shall have consented in writing to entry of the Junior Interim Order approving the DIP Facility and the terms thereof;

iv.   the DIP Lender and the Priming Lender shall have entered into a Subordination and Intercreditor Agreement (the “Subordination Agreement”) on terms satisfactory to the Priming Lender and DIP Lender in all respects in their respective sole discretion;

v.  all out-of-pocket costs, fees and expenses required to be paid to the DIP Lender pursuant to this Term Sheet, the DIP Documents or the Junior Interim Order shall have been paid;

vi.   [reserved]; and

vii.  the Borrowers shall have delivered to the DIP Lender a customary borrowing notice.

15.	Documentation

•   Definitive financing documentation (including the Junior Interim Order) with respect to the DIP Loans (the “DIP Documents”) shall be reasonably satisfactory to the DIP Lender and provided that the loan and security agreement in respect of the DIP Facility shall be substantially similar to the Senior Secured, Super-Priority Debtor-in-Possession Loan and Security Agreement, dated as of March 30, 2023 (the “Priming Credit Agreement”; the obligations thereunder, the “Priming Obligations”), by and among the Borrowers, the guarantors from time to time party thereto and JMB CAPITAL PARTNERS

LENDING, LLC (the “Priming Lender”), as in effect on the date of the Interim Hearing (as defined in the Junior Interim Order).

•   Terms of the DIP Documents shall be consistent with and substantially similar to the terms of the Priming Credit Agreement, as modified to reflect the nature of the DIP Facility as a second lien financing and the terms of this Term Sheet.

16.	Conditions Subsequent	Subject to Bankruptcy Court approval, the DIP Documents shall be in agreed form by no later than the earlier of (i) fifteen (15) business days from the entry of the Junior Interim Order, and (ii) entry of the Final Order.

17.	Representations and Warranties:	The DIP Documents shall contain representations and warranties with respect to the Loan Parties as are usual and customary in loan documents for similar debtor-in-possession financings and substantially consistent with the representations and warranties in the Priming Credit Agreement.

18.	Affirmative Covenants:

The DIP Lender agrees to (i) consent to Bankruptcy Court approval of and support the proposed settlement between the Borrowers and the Nant Parties (as defined and described in the Debtors’ Motion for Entry of an Order Approving and Implementing Mediation Settlement and Granting Related Relief [Docket Number 810] (the “Mediation Settlement Motion”)) and (ii) in connection therewith, in the event paragraph 4(B) of the proposed settlement order [Docket Number 917] (as may be approved by the Bankruptcy Court) approving the Mediation Settlement Motion is triggered (i.e., the “walkaway scenario”), release any and all of its liens encumbering the causes of actions and other assets that are required to be released and/or transferred by the Borrowers to implement the settlement.

In addition, subject to the “Documentation” section above, the DIP Documents shall contain affirmative covenants (including the requirement to receive copies of the Budget) as are usual and customary with respect to the Loan Parties in loan documents for similar debtor-in-possession financings, including a requirement to maintain the proceeds of the DIP Loans in the DIP Account unless and until applied in accordance with the “Use of Proceeds” section above.

19.	Negative Covenants:	Subject to the “Documentation” section above, the DIP Documents shall contain negative covenants with respect to the Loan Parties as are usual and customary in loan documents for debtor-in-possession financings; provided that the DIP Documents shall include (i) a general basket in respect of asset sales in an amount not to exceed $100,000,000, (ii) a general basket in respect of additional indebtedness in an amount not to exceed $25,000,000, and (iii) a general basket in respect of investments in an amount to be agreed; provided, further, that the indebtedness covenants in the DIP Documents shall cap the amount of the Priming Obligations at an amount equal to (a) the sum of the principal amount thereof outstanding as of the date of the Interim Hearing plus all interest, fees, and expenses (including, without limiting the generality of the foregoing, the Exit Fee (as defined in the Priming Credit Agreement as in effect on the date of the Junior Interim Order)) payable under the Priming Credit Agreement (other than contingent indemnification obligations as to which no claim has been asserted) as in effect on the date of the Junior Interim Order, less (b) any principal amount of the Priming Obligations repaid or prepaid after the date of the Interim Hearing.

20.	DIP Budget/Variance Reporting:

•   The DIP Lender shall receive an extended weekly budget commencing with the week during which the Junior Interim Order is entered, containing line items of sufficient detail to reflect the consolidated operating cash flow of the Debtors through projected emergence (the “Initial Budget”) (the Initial Budget, as modified from time to time in accordance herewith, shall be the “Budget”).

•   The Budget shall be updated and provided to the DIP Lender on the fourth Wednesday following the prior Budget’s approval and every fourth Wednesday thereafter, or more frequently at the reasonable discretion of both the Borrowers and DIP Lender, with such updated Budget extending the term thereof and the DIP Lender, in its reasonable discretion, shall have the right to approve any such updates (or any amendments) (other than any such updates or amendments that are approved by the Priming Lender under the terms of the Priming Credit Agreement and that do not result, in the aggregate when taken together with any other updates or amendments made since the most recent Budget was approved by DIP Lender, in more than a 15% variance from the most recent Budget approved by the DIP Lender) by providing the Borrowers specific notice thereof within five (5) business days after the delivery by the Borrowers of any such update or amendment (“Updated Budget”) and, (ii) to the extent the DIP Lender provides written notice rejecting the updates (or any amendments), the then existing Budget shall continue to constitute the applicable Budget until such time as an update or amendment is approved by the DIP Lender. In the event the DIP Lender does not provide written notice of its rejection of the proposed updates within such five-day period, the Updated Budget shall become effective as the Budget.

•   On a weekly basis thereafter, the Borrowers shall deliver to the DIP Lender a variance report for the four-week period ending the prior Friday comparing the difference/variance, expressed as a percentage (each, a “Budget Variance”), between: (x) total receipts for such period to total receipts for such period as set forth in the Budget on a cumulative 4-week rolling basis; (y) total disbursements (excluding professional fees) for such period to total disbursements (excluding professional fees) for such period as set forth in the Budget on a cumulative 4-week rolling basis (each a “Measuring Period”) and explaining in reasonable detail all material variances, it being understood that any variance solely with respect to net operating disbursements that exceeds 20% shall be material and shall constitute an Event of Default under the DIP Documents (each such report, a “Variance Report,” which shall be in a form satisfactory to the DIP Lender).

•   For purposes of each Measuring Period, the Borrowers shall calculate: the numerical difference between “net operating disbursements” plus “net capital expenditures” (such terms reflecting those line items illustrated in the Budget) for such period to “net operating disbursements” plus “net capital expenditures” for such period as set forth in the Budget on a cumulative 4-week rolling basis, and to the extent the difference is a positive number, the percentage such difference is of the cumulative budgeted amount for disbursements for such period (the “Disbursements and Capital Expenditure Variance”). For purposes herein, a “Permitted Variance” shall be limited to not greater than 20% for budget variances with respect to the Disbursements and Capital Expenditure Variance, each as set forth in the applicable Variance Report.

•   A copy of all budgets, reports, or other diligence provided to the DIP Lender shall also be provided to the Committees concurrently with and in the same manner as the DIP Lender; provided, that the Committees shall be subject to customary confidentiality obligations with respect to all such materials.

21.	Junior Interim Order:

•   The order approving the DIP Facility, which shall be in form and substance reasonably acceptable to the DIP Lender (the “Junior Interim Order”), shall, among other things, authorize and approve:

i.   the making of the DIP Loans;

ii.  the granting of the superpriority claims and liens against the Debtors and their assets in accordance with this Term Sheet and the DIP Documents with respect to the DIP Collateral;

iii.   the exculpation of the DIP Lender (and their respective officers, directors, employees, and professionals);

iv.   the payment of all fees and expenses (including the fees and expenses of outside counsel and financial advisors) required to be paid to the DIP Lender as described herein under the heading “Indemnification and Reimbursement of Expenses” by the Debtors; and

v.  the payment of the Commitment Fee, the Exit Fee and the Funding Fee, which Commitment Fee, Exit Fee and Funding Fee payments shall not be subject to reduction, setoff or recoupment for any reason, and shall be fully earned upon entry of the Junior Interim Order, in each case only to the extent such fee is earned (in accordance with the DIP Documents) upon entry of the Junior Interim Order.

22.	Final Order	The final order approving the DIP Facility, which shall be substantially in the same form as the Junior Interim Order (with such modifications as are necessary to convert the Interim Order into a final order) and otherwise in form and substance reasonably acceptable to the DIP Lender (the “Final Order”) shall, among other things, authorize and approve the DIP Facility on a final basis, the total amount of the DIP Commitments, and the forms of the DIP Documents and be consistent with the terms of the Subordination Agreement.

23.	Carve-Out	The liens and security interests in the DIP Collateral, and the super-priority administrative claims, shall be subject to the Carve-Out (which shall be defined in the Junior Interim Order) and any transaction fees and the like that may be owing to Moelis & Company LLC or M3 Advisory Partners, LP.

24.	Events of Default:

•   The DIP Documents shall contain events of default (collectively, “Events of Default”) as are usual and customary for debtor-in-possession financing facilities of this type, and substantially consistent with the representations and warranties in the Priming Credit Agreement, including, without limitation:

i.   Payment, non-compliance with covenants set forth in the DIP Documents, judgements in excess of specified amounts, impairment of security interest in the DIP Collateral and other customary defaults, including the loss of the chief restructuring officer (unless a replacement reasonably acceptable to the DIP Lender is appointed within 7 days) and a final non-appealable order vacating the Cynviloq Award (which shall be defined in a manner consistent with the Priming Credit Agreement) (for the avoidance of doubt, the settlement of any litigation or disputes shall not constitute an Event of Default);

ii.  the entry of the Final Order shall have not occurred by July 31, 2023;

iii.   the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

iv.   non-compliance, subject to any applicable grace and/or cure periods, by any Loan Party or any of its subsidiaries with the terms of the Junior Interim Order or the Final Order;

v.  the entry of an order staying, reversing, vacating or otherwise modifying the Junior Interim Order or the Final Order, in each case without the prior written consent of the DIP Lender;

vi.   the entry of an order appointing an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code (other than a fee examiner) in the Chapter 11 Cases, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the DIP Lender in its sole discretion;

vii.  the entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure against any material assets of the Loan Parties to which the fair market value of which exceeds $30,000,000;

viii.  the entry of an order (a) surcharging any of the DIP Collateral under Sections 105, 506(c) or any other section of the Bankruptcy Code, (b) allowing any administrative expense claim having priority over or ranking in parity with the DIP Claims or the rights of the DIP Lender, or (c) resulting in the marshaling of any DIP Collateral.

ix.   any action by any Debtor to (a) challenge the rights and remedies of the DIP Lender under the DIP Facility in any of the Chapter 11 Cases or acting in a manner inconsistent with the DIP Documents or (b) avoid or require disgorgement by the DIP Lender of any amounts received in respect of the obligations under the DIP Facility;

x.  entry of an order without the express written consent of the DIP Lender obtaining additional financing from a party other than the DIP Lender under Section 364(d) of the Bankruptcy Code except if such financing contemplates payment in full of the DIP Facility;

xi.   the making of any material payments in respect of prepetition obligations other than (a) as permitted by the Junior Interim Order or the Final Order, (b) as permitted by any other order of the Bankruptcy Court reasonably satisfactory to the DIP Lender, (d) as permitted under the DIP Documents, or (d) as otherwise agreed to by the DIP Lender;

xii.  entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Debtor to file a chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of the DIP Lender;

xiii.  the Debtors shall seek to, or support any other person’s motion to, (a) disallow in whole or in part the DIP Obligations, (b) challenge the validity and enforceability of the DIP Liens, (c) contest any material provision of any DIP Document;

xiv.  any Debtor shall fail to execute and deliver to the DIP Lender any agreement, financing statement, trademark filing, copyright filing, notices of lien or similar instruments or other documents that the DIP Lender may reasonably request from time to time to more fully evidence, confirm, validate, perfect, preserve and enforce the DIP Liens created in favor of the DIP Lender (provided that mortgages shall not be required), subject to the time periods set forth in this Term Sheet; and

xv.  the Priming Lender declares the Priming Obligations due prior to their stated maturity, or the Priming Obligations are not paid in full at their stated maturity.

For the avoidance of doubt, neither (a) investigations or other discovery with respect to any party nor (b) any actions relating to the Excluded Claims shall constitute an Event of Default.

25.	Indemnification and Reimbursement of Expenses:

•   The DIP Documents shall contain customary indemnification provisions for the benefit of the DIP Lender, and its related parties, including, without limitation, indemnification against losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated by the DIP Documents or the use or the proposed use of proceeds thereof, except that, for the avoidance of doubt, no indemnification provision in the DIP Documents shall provide for indemnification with respect to actions relating to the Excluded Claims.

•   Subject to the DIP Documents, including the Subordination Agreement and the Budget, all out-of-pocket accrued and unpaid fees, costs, disbursements, and expenses of the DIP Lender (solely in such capacity), including the fees and expenses of Paul Hastings LLP, solely as counsel to the DIP Lender, and as necessary, other local counsel solely in their capacity as counsel to the DIP Lender, incurred in connection with the DIP Facility and the Chapter 11 Cases (collectively, the “DIP Lender Legal Expenses”) shall be paid on a current basis, first, from the Junior DIP Lender Holdback until it is exhausted, and thereafter, from the proceeds of the DIP Loan or as provided in clauses (ii) or (iii), below; provided, for the avoidance of doubt, that (i) the provision of the Junior DIP Lender Holdback (as defined in the Junior Interim Order) shall not be deemed to limit the expense reimbursement obligations of the Loan Parties hereunder (but the repayment of such reimbursement obligations shall be subject to the Subordination Agreement), and (ii) subject to approval of the Bankruptcy Court (to the extent required), any DIP Lender Legal Expenses that are paid directly by the DIP Lender (other than through the DIP Account or the Junior DIP Lender Holdback and after the exhaustion of the funds deposited therein) shall be added to the principal amount of the DIP Loans but at all times shall remain subject to the Subordination Agreement; (iii) subject to approval of the Bankruptcy Court (to the extent required), any DIP Lender Legal Expenses (other than such DIP Lender Legal Expenses paid through the Junior DIP Lender Holdback and after the exhaustion of the funds deposited therein) that are due and payable at any time after the Priming Obligations have been repaid in full may be paid in cash by the Borrowers.

26.	Release:

•   The Junior Interim Order and the Final Order shall include a customary release of the DIP Lender, with respect to any and all claims and causes of actions arising from or related to the DIP Facility.

27.	Waivers:

•   The Junior Interim Order and the Final Order (as applicable) shall include terms and conditions customary for final DIP financing orders and shall be acceptable to the DIP Lender, including, without limitation, waiver of the automatic stay, credit-bidding rights, “no marshaling” provisions, and waivers of the imposition of costs pursuant to Section 506(c) of the Bankruptcy code and the “equities of the case” exception in Section 552(b) of the Bankruptcy Code, in each case, to the extent applicable.

28.	Governing Law:	• New York (and to the extent applicable, the Bankruptcy Code).

29.	Right of First Refusal

•   The DIP Lender shall have a right of first refusal to provide any debtor-in-possession financing during the course of the Chapter 11 Cases to the Loan Parties occurring after the date of the Junior Interim Order until the Chapter 11 Cases are concluded.

IN WITNESS WHEREOF, the parties hereto have caused this Term Sheet to be executed as of the date first set forth above.

SORRENTO THERAPEUTICS, INC., as a Borrower

SCINTILLA PHARMACEUTICALS, INC., as a Borrower

By:	/s/ Mohsin Y. Meghji
Name: Mohsin Y. Meghji
Title: Chief Restructuring Officer

SCILEX HOLDING COMPANY

By:	/s/ Stephen Ma
Name: Stephen Ma
Title: Chief Accounting Officer

Exhibit 10.2

Execution Version

INTERCREDITOR AND SUBORDINATION AGREEMENT

This Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 5, 2023 by and among JMB CAPITAL PARTNERS LENDING, LLC, a California limited liability company (in its capacity as the lender under the Senior DIP Agreement referred to below, the “Senior Lender”) and SCILEX HOLDING COMPANY, a Delaware corporation (in its capacity as the lender under the Junior DIP Loan Documents referred to below, the “Subordinated Lender”, and together with the Senior Lender, each a “Lender” and collectively, the “Lenders”).

RECITALS

A.

Sorrento Therapeutics, Inc., a Delaware corporation (“Sorrento”) and Scintilla Pharmaceuticals, Inc., a Delaware corporation (“Scintilla”, and together with Sorrento, each a “Borrower” and collectively, the “Borrowers”), the guarantors from time to time party thereto (each a “Guarantor” and collectively, the “Guarantors”, and together with the Borrowers, each a “Loan Party” and collectively, the “Loan Parties”), and the Senior Lender are parties to that certain Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement, dated as of March 30, 2023 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Senior DIP Agreement”), pursuant to which the Senior Lender has agreed to provide a new money multiple draw term loan in the aggregate principal amount of up to $75,000,000.

B.

On July 5, 2023, the Bankruptcy Court entered that certain Interim Order (I) Authorizing the Debtors to (A) Obtain Junior Secured Superpriority Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Claims with Super Priority Administrative Expense Status, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief (the “Junior Interim Order”), authorizing the Borrowers to borrow the Junior DIP Loans (as defined below) under the Junior DIP Facility (as defined below), on the terms and conditions set forth in that certain Debtor-in-Possession Term Loan Facility Summary of Terms and Conditions, dated July 5, 2023 (the “Junior DIP Term Sheet”) and the other Junior DIP Loan Documents (as defined below).

C.	Pursuant to terms of the Senior DIP Agreement, the Senior Lender’s consent is required for the Loan Parties to enter into the Junior DIP Loan Documents.

D.

As a condition precedent to the Senior Lender’s consent to the consummation of the transactions contemplated by the Junior DIP Loan Documents, the Senior Lender has required execution and delivery of this Agreement by the Subordinated Lender and the Loan Parties to specify the relative rights and priorities of the Senior Lender under the Senior DIP Agreement and the Subordinated Lender under the Junior DIP Loan Documents.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lenders agree as follows:

1.	Definitions.

All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Senior DIP Agreement. In addition, as used herein, the following terms have the meanings set forth below:

“Acceptable 363 Sale” means a sale of all or substantially all of the Borrowers’ assets pursuant to Section 363 of the Bankruptcy Code, subject to the following conditions: (i) the Senior Lender shall have reviewed and approved in writing (with email being sufficient) in its reasonable discretion any “stalking horse” asset purchase agreement (the “Stalking Horse Purchase Agreement”), the bidding procedures governing a sale of any portion of the Collateral pursuant to Section 363 of the Bankruptcy Code (the “Bidding Procedures”), any order or proposed order approving the Bidding Procedures (the “Bidding Procedures Order”), any order or proposed order approving a sale of all or any portion of the Collateral pursuant to Section 363 of the Bankruptcy Code (a “Sale Order”), any motions seeking entry of a Sale Order or approval of the Bidding Procedures, or (ii) the Senior Obligations will be paid in full at the closing of such sale.

“Acceptable Plan” means a plan of reorganization or liquidation for the Chapter 11 Cases that (x) provides for the indefeasible payment in full in cash of the Senior Obligations on or prior to the Maturity Date, in exchange for full discharge thereof, on or prior to the effective date of the plan as a condition to the effectiveness thereof or (y) is otherwise approved in writing (with email being sufficient) by the Senior Lender.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Chapter 11 Cases or any proceeding therein from time to time.

“Chapter 11 Cases” means the bankruptcy cases filed under Chapter 11 of Title 11 of the United States Bankruptcy Code by the Loan Parties with the Bankruptcy Court, which are being jointly administered under the lead case filed by Sorrento, Case No. 23-90085, and any successor cases thereto.

“Collateral” means any real or personal property in which each of the Lenders have a Lien to secure performance under the Senior DIP Agreement or Junior DIP Loan Documents, as applicable, and payment of the Senior Obligations or Junior Obligations, as applicable.

“Distribution” means, with respect to any indebtedness or other obligation, (a) any payment or distribution by any Person of cash, securities, property, or other assets, by set-off or otherwise, on account of such indebtedness or obligation, (b) any redemption, purchase, or other acquisition of such indebtedness or obligation by any Loan Party or any affiliate thereof.

“Junior DIP Account” means the DIP Account (as defined in the Junior DIP Term Sheet).

“Junior DIP Account Collateral” means all loan proceeds from the Junior DIP Loans held in the Junior DIP Account.

“Junior DIP Facility” has the meaning specified in the Junior Interim Order.

“Junior DIP Lender Holdback” has the meaning specified in the Junior Interim Order.

“Junior DIP Loan Documents” has the meaning specified in the Junior Interim Order.

“Junior DIP Loans” has the meaning specified in the Junior Interim Order.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), charge, preference, priority or other preferential arrangement in the nature of a security interest of any kind (including, without limitation, any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and any filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Permitted Junior Payment” means (i) payments for the reimbursement of all reasonable and documented out-of-pocket fees, costs, disbursements and expenses owing by the Borrowers to the Subordinated Lender under the Junior DIP Loan Documents, including, without limitation, the reasonable and documented fees and expenses of (A) Paul Hastings LLP (solely in its capacity as counsel to the Subordinated Lender in its capacity as such) and (B) any other professionals that may be retained by the Subordinated Lender (solely in their capacity as such), in each case, which payments may be made solely from the Junior DIP Lender Holdback until such amount is exhausted, and thereafter, solely by the payment-in-kind of such amounts by adding such amounts to the principal balance of the Junior DIP Loans, (ii) repayment of the Junior DIP Loans solely from any unused proceeds of the Junior DIP Loans remaining in the Junior DIP Account if the Final Order (as defined in the Junior Interim Order), on terms reasonably acceptable to the Subordinated Lender, is not entered by the Bankruptcy Court on or before July 31, 2023, (iii) without duplication of clause (i) above, payments in-kind, original issue discount or net funding of accrued interest and fees due on the Subordinated Obligations at the rates set forth in the Junior DIP Loan Documents, and (iv) payments in the form of Reorganization Subordinated Securities. For the avoidance of doubt, at any time prior to the Senior Indebtedness Termination Date, in the case of (a) clause (i), no such Permitted Junior Payment may be made out of the proceeds of any Collateral other than the Junior DIP Lender Holdback, or amounts added to the principal balance of the Junior DIP Loan in accordance with the terms hereof and (b) clause (ii), no such Permitted Junior Payment may be made out of the proceeds of any Collateral other than the Junior DIP Account Collateral, the Junior DIP Lender Holdback, or amounts added to the principal balance of the Junior DIP Loan in accordance with the terms hereof, in each case absent the Senior Lender’s written consent otherwise.

“Reorganization Subordinated Securities” means any equity securities issued by any Loan Party or any other Person, provided that if such equity securities provide for mandatory redemption or mandatory dividend payments, the payment thereof shall be subordinated in right of payment, at least to the same extent provided in this Agreement with respect to the Subordinated Obligations, to the payment in full of the Senior Obligations and to the payment in full of all debt or equity securities having such features issued in exchange for the Senior Obligations to the holders of Senior Obligations.

“Secured Lender Remedies” means any action which results in the sale, foreclosure, realization upon, or a liquidation of any of the Collateral including, without limitation, the exercise or any of the rights or remedies of a “secured party” under Article 9 of the Uniform Commercial Code, such as, without limitation, the notification of account debtors and shall also include any legal proceeding or action to have any stay applicable to the Collateral lifted in any of the Chapter 11 Cases and any action or proceeding against any Loan Party to recover all or any part of the Subordinated Obligations, or take possession of, sell or dispose of any Collateral; provided that the following shall not constitute “Secured Lender Remedies”: (i) the acceleration of the Senior Obligations or the Subordinated Obligations, provided, however, that the mere acceleration of the Subordinated Obligations shall not allow the Junior Lender to exercise any other rights or remedies to collect any payment on account of the Subordinated Obligations except as otherwise permitted by clause (ii) hereof or to foreclose on the Collateral (other than the Junior DIP Account Collateral); (ii) the exercise by the Subordinated Lender of rights to set-off against the Junior DIP Holdback Amount or the Junior DIP Account Collateral solely to make the Permitted Junior Payments under clauses (i) and (ii) of the definition thereof; (iii) the acceptance by the Subordinated Lender of Permitted Junior Payments in accordance with the terms of this Agreement and application of such Permitted Junior Payments to the Subordinated Obligations in accordance with the Junior DIP Loan Documents; (iv) the taking of any action to protect or preserve the perfection, priority or enforceability of any security interest or lien securing the Subordinated Obligations consistent with the terms of this Agreement and so long as such actions do not affect the Senior Lender’s lien on the Collateral; (v) the execution and delivery of definitive financing documentation with respect to the Junior DIP Facility and the Junior DIP Loans in a form consistent with and substantially similar to the Senior DIP Agreement as in effect on the date hereof, as modified to reflect the nature of the Junior DIP Facility as a second lien financing and the terms of the Junior DIP Term Sheet as in effect on the date hereof; (vi) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Subordinated Lender, including any claims secured by the Collateral, if any; and (vii) vote on any plan of reorganization and make any filings and motions that are, in each case, not in contravention of the provisions of this Agreement, with respect to the Subordinated Obligations and the Collateral.

“Senior Indebtedness Termination Date” means the date when the Senior Obligations shall have been indefeasibly paid in full in cash and the Senior DIP Agreement shall be irrevocably terminated pursuant to its terms.

“Senior Loan Documents” means the Loan Documents as defined in the Senior DIP Agreement (as in effect on the date hereof).

“Senior Obligations” means all Obligations (as defined in the Senior DIP Agreement) and other obligations owing by any Loan Party to the Senior Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, including but not limited to the indebtedness evidenced by any Senior DIP Agreement, in each case, issued or incurred in connection with, under or pursuant to, the Senior DIP Agreement and the other Loan Documents (as defined in the Senior DIP Agreement), including all interest, fees, costs and expenses of collection, including attorneys fee; and legal expenses, and all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor.

“Subordinated Obligations” means all of the obligations of the Loan Parties to the Subordinated Lender as evidenced by or incurred pursuant to the Junior DIP Loan Documents, including without limitation principal, interest, fees thereon, and costs and expenses of collection including attorneys’ fees and legal expenses.

2.	Subordination.

The payment of the Subordinated Obligations is expressly subordinated to the Senior Obligations in right to payment in all respects. At all times from and after the date of this Agreement and until the Senior Indebtedness Termination Date, the Subordinated Lender shall not, without the prior written consent of the Senior Lender, demand, receive or accept any direct or indirect payment or distribution of any kind or character whatsoever (whether in cash, securities, other property, by set-off, or otherwise) on account of the Subordinated Obligations, other than Permitted Junior Payments. Under no circumstance shall any Secured Lender Remedy be taken by the Subordinated Lender against any Loan Party or the Collateral until the Senior Indebtedness Termination Date has occurred, in each case with respect to any of the Subordinated

Obligations (including to assert, enforce or collect any of the Subordinated Obligations), in each case, except with the prior written consent of the Senior Lender.

3.	Security Interest Subordination.

a) Acknowledgment of Lien. Each Lender agrees and acknowledges that the other Lender has been granted a Lien upon the Collateral.

b) Priority. Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of each Lender in any Collateral and notwithstanding any conflicting terms or conditions which may be contained in any other agreement, until the Senior Indebtedness Termination Date, the Liens upon the Collateral securing the Senior Obligations shall have priority over the Liens upon the Collateral securing the Subordinated Obligations and such Liens securing the Subordinated Obligations are and shall be, in all respects, subject and subordinate to the Liens securing the Senior Obligations to the full extent of the Senior Obligations outstanding from time to time; provided, however, that notwithstanding anything to the contrary contained in the foregoing, the Liens upon the Junior DIP Account Collateral and the Junior DIP Lender Holdback securing the Subordinated Obligations shall have priority over the Liens upon the Junior DIP Account Collateral and the Junior DIP Lender Holdback securing the Senior Obligations, and the Liens upon the Junior DIP Account Collateral and the Junior DIP Lender Holdback securing the Senior Obligations are and shall be, in all respects, subject and subordinate to the Liens upon the Junior DIP Account Collateral and the Junior DIP Lender Holdback securing the Subordinated Obligations to the full extent of the Subordinated Obligations outstanding from time to time.

c) No Alteration of Priority. The Lien priorities provided in Section 3(b) of this Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of the Senior Obligations or the Subordinated Obligations, nor by any action or inaction which Senior Lender or the Subordinated Lender may take or fail to take in respect of the Collateral nor by any order of the Bankruptcy Court.

d) Perfection. Each Lender shall be solely responsible for perfecting and maintaining the perfection of its respective security interest in the Collateral. The foregoing provisions of this Agreement are intended solely to govern the respective Lien priorities between the Lenders and shall not impose on the Senior Lender any obligations in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other Person. Subordinated Lender agrees that it will not contest the validity, perfection, priority or enforceability of the Liens of the Senior Lender in the Collateral and that as between the Lenders, the terms of this Agreement shall govern even if part or all of the Senior Obligations or the Liens of Senior Lender securing payment and performance thereof are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

e) Management of Collateral. Senior Lender shall have the exclusive right to manage, perform and enforce the terms of the Senior DIP Agreement with respect to the Collateral (other than the Junior DIP Account) and to exercise and enforce all privileges and rights thereunder according to its discretion and exercise of its business judgment including, without limitation, the exclusive right to take or retake control or possession of the Collateral (other than the Junior DIP Account) and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate the Collateral (other than the Junior DIP Account). The Senior Lender shall not have any duty to preserve, protect, care for, insure, take possession of, collect, dispose of, or otherwise realize upon any of the Collateral, and in no event shall the Senior Lender be deemed the agent for the Subordinated Lender with respect to the Collateral. In connection therewith,

Subordinated Lender hereby waives and all rights to affect the method or challenge the appropriateness of any action by Senior Lender.

f) Sale of Collateral. Only the Senior Lender shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Collateral (other than the Junior DIP Account). Subordinated Lender will, promptly upon the reasonable written request of Senior Lender (but no later than two (2) Business Days thereafter), release or otherwise terminate its Liens upon the Collateral (other than the Junior DIP Account), to the extent such Collateral is sold or otherwise disposed of either by Senior Lender, its agents, or any Loan Party with the consent of Senior Lender, in each case, to the extent that Senior Lender also concurrently releases its Liens on such Collateral, in each case, other than in connection with the Senior Indebtedness Termination Date provided, that any such release by Subordinated Lender shall not extend to or otherwise affect any of the rights, if any, of Subordinated Lender to the proceeds from any such sale, transfer or other disposition of any Collateral. To the extent the Subordinated Lender’s consent is required to sell, transfer or dispose of the Collateral (other than the Junior DIP Account), the Subordinated Lender shall promptly, upon the request of the Senior Lender (but no later than two (2) Business Days thereafter), provide its consent to such sale to the same extent as the Senior Lender shall have provided its consent. The Senior Lender agrees that it shall provide prior notice of any sale, transfer or other disposition of Collateral pursuant to this clause (f) in the manner required by the Uniform Commercial Code. In accordance with the provisions of applicable law, the Liens of Subordinated Lender shall automatically attach to any proceeds of any Collateral subject to any such sale, transfer or other disposition to the extent not used to repay Senior Obligations.

g) Secured Lender Remedies. In no event shall Subordinated Lender exercise any Secured Lender Remedies (other than with respect to the Junior DIP Account or the Junior DIP Lender Holdback) until the Senior Indebtedness Termination Date.

h) Notice and Waiver of Marshaling. Subordinated Lender and Senior Lender acknowledge that this Agreement shall constitute notice of their respective interests in the Collateral and each hereby waive any right to compel any marshaling of any of the Collateral.

i) Prohibition on Contesting Liens. In respect of any Collateral, the Subordinated Lender agrees that it shall not, and hereby waives any right to, directly or indirectly:

1)

contest, or support any other Person in contesting, in any proceeding (including the Chapter 11 Cases), the priority, validity, extent, attachment, perfection or enforceability of any Lien of the Senior Lender on such Collateral; or

2)

demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or similar right which it may have in respect of such Collateral or the Liens of the Senior Lender on such Collateral, except to the extent that such rights are expressly granted in this Agreement.

j) No New Liens or Guaranties. Until the Senior Indebtedness Termination Date, the Subordinated Lender shall not (i) acquire or hold any Lien on any assets of any Loan Party securing any Subordinated Obligations which assets are not also subject to the Lien of the Senior Lender under the Senior Loan Documents, subject to the Lien priority set forth herein or (ii) accept any guarantee, indemnity or any other assurance or form of recourse (collectively, the “Guarantee”) against loss by any Person in respect of any or all of the Subordinated Obligations if such Person does not also provide a Guarantee to the Senior

Lender in respect of the Senior Obligations on substantially similar terms. If the Subordinated Lender shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Loan Party securing any Subordinated Obligation or accept any Guarantee which assets are not also subject to the Lien of the Senior Lender under the Senior Loan Documents and/or Senior Lender does not receive a Guarantee on substantially similar terms, then the Subordinated Lender shall, without the need for any further consent and notwithstanding anything to the contrary in any other Junior DIP Loan Document, be deemed to also hold and have held such Lien or Guarantee for the benefit of the Senior Lender as security for the Senior Obligations (subject to the Lien priority and other terms hereof) and shall promptly notify the Senior Lender in writing of the existence of such Lien or Guarantee.

k) Separate Liens. Subordinated Lender and the Senior Lender hereby agree, and the Loan Parties hereby acknowledge, that (a) the grants of Liens pursuant to the Senior Loan Documents and the Junior DIP Loan Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Subordinated Obligations in respect of any Collateral is fundamentally different from the Senior Obligations in respect of such Collateral, and the Subordinated Obligations and the Senior Obligations in respect of any Collateral must be separately classified in the Chapter 11 Cases. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that, in respect of any Collateral, the Subordinated Obligations and the Senior Obligations in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Subordinated Lender hereby acknowledges and agrees that all Distributions in respect of such Collateral shall be made as if there were separate classes of senior and junior secured claims in respect of such Collateral (with the effect that, to the extent that the aggregate value of such Collateral is sufficient (for this purpose ignoring all claims held by the Subordinated Lender), until the Senior Indebtedness Termination Date, the Senior Lender shall be entitled to receive, in addition to all Distributions received by it in respect of the Senior Obligations, all amounts owing on the Senior Obligations before any Distribution is made in respect of the claims held by the Subordinated Lender). The Subordinated Lender hereby agrees to turn over to the Senior Lender any Distributions otherwise received or receivable by them to the extent necessary to effectuate the intent of this Section 3, even if such turnover has the effect of reducing the claim or recovery of the Subordinated Lender.

4.	Receipt of Prohibited Payments.

If the Subordinated Lender receives any payment on account of the Subordinated Obligations (other than any Permitted Junior Payments) prior to the Senior Indebtedness Termination Date, the Subordinated Lender will hold the amount so received in trust for the Senior Lender, and will forthwith turn over such payment to the Senior Lender in the form received (along with the endorsement of the Subordinated Lender where necessary) for application to then-existing Senior Obligations (whether or not due), in accordance with the Senior Loan Documents then remaining unpaid until the Senior Indebtedness Termination Date.

5.	Modification of Subordinated Debt.

The Subordinated Lender shall not, without the consent of the Senior Lender, (i) amend, restate, supplement, or otherwise modify in any manner the Junior DIP Term Sheet or (ii) enter into the definitive financing documentation referenced in clause (v) of the defined term “Secured Lender Remedies” inconsistent with the requirements thereof.

6.	Action on Subordinated Debt.

The Subordinated Lender will not exercise, enforce or take any Secured Lender Remedy available to the Subordinated Lender with respect to any Collateral (including, for the avoidance of doubt, any right to credit bid in any sale pursuant to section 363 of the Bankruptcy Code in the Chapter 11 Cases), unless and until the Senior Indebtedness Termination Date has occurred.

7.	Application of Proceeds

All proceeds received with respect to any Collateral (other than Collateral consisting of the Junior DIP Account or the Junior DIP Lender Holdback) shall be applied to the Senior Obligation until the Senior Indebtedness Termination Date, and thereafter shall be applied to the Subordinated Obligations. All Junior DIP Account Collateral and the Junior DIP Lender Holdback shall be applied to the Subordinated Obligations until the Subordinated Obligations have been indefeasibly paid in full in immediately available funds, and thereafter shall be applied to the Senior Obligations.

8.	Waivers

The Subordinated Lender agrees that it will not at any time prior to the Senior Indebtedness Termination Date:

a)

support a plan of reorganization that is not an Acceptable Plan or object or withhold any required consent to (i) the confirmation of an Acceptable Plan or (ii) the approval of an Updated Budget (as defined in the Junior DIP Term Sheet) which Senior Lender has approved in its discretion (provided that such Updated Budget does not result, in the aggregate when taken together with any other updates or amendments made since the most recent Updated Budget was approved by Subordinated Lender, in more than a 15% variance from the most recent Updated Budget approved by the Subordinated Lender) (for the avoidance of doubt, the Subordinated Lender approves the most recent Updated Budget provided by the Borrowers, a copy of which is attached hereto as Exhibit A, and acknowledges that this Updated Budget shall remain in effect until a new Updated Budget is approved by Senior Lender and Subordinated Lender to the extent required under the Junior DIP Term Sheet);

b)

support a sale that is not an Acceptable 363 Sale or object or withhold any consent to the sale of the Collateral supported by the Senior Lender to the extent such consent is required pursuant to Section 3(f) of this Agreement;

c)

object to or otherwise oppose the treatment of the Senior Obligations as senior in priority to the Subordinated Obligations (other than with respect to the Junior DIP Account Collateral and the Junior DIP Lender Holdback, as to which the Subordinated Obligations shall be senior in priority to the Senior Obligations in accordance with the terms hereof);

d)	contest the validity, perfection, priority (as set forth in this Agreement) or enforceability of the Senior Obligations or the Liens and security interests of the Senior Lender in the Collateral;

e)

contest, object to or otherwise oppose, in any manner whatsoever, the sale of any Collateral (other than the Junior DIP Account Collateral) without the prior written consent of the Senior Lender (with email being sufficient); or

f)

exercise any right to credit bid for all or any portion of the Collateral, whether in a sale under or pursuant to Section 363 of the Bankruptcy Code, a Chapter 11 plan subject to confirmation under section 1129 of the Bankruptcy Code, a sale or disposition by a Chapter 7 trustee, or otherwise.

9.	Transfer of Subordinated Obligations.

Prior to the Senior Indebtedness Termination Date, the Subordinated Lender will not, without the prior written consent of the Senior Lender, assign, transfer or pledge to any other person, any of the Subordinated Obligations, and any such transfer in violation of this Section 9 shall be null and void.

10.	Continuing Effect.

This Agreement shall constitute a continuing and irrevocable subordination agreement until the Senior Indebtedness Termination Date, and the Senior Lender may, without notice to or consent by the Subordinated Lender, subject to the terms and conditions of the Senior DIP Agreement and this Agreement, modify any term of the Senior Indebtedness in reliance upon this Agreement. Without limiting the generality of the foregoing, the Senior Lender may, at any time and from time to time, without the consent of or notice to the Subordinated Lender and without incurring responsibility to the Subordinated Lender or impairing or releasing any of the rights of the Senior Lender or of the Subordinated Obligations hereunder:

(i) change the interest rate or change the amount of payment or extend the time for payment or renew or otherwise alter the terms of any Senior Indebtedness or any instrument evidencing the same in any manner;

(ii) sell, exchange, release or otherwise deal with any property at any time securing payment of the Senior Obligations (other than the Junior DIP Account or the Junior DIP Lender Holdback) or any part thereof;

(iii) release anyone liable in any manner for the payment or collection of the Senior Obligations or any part thereof;

(iv) exercise or refrain from exercising any right against the Loan Parties or any other person (including the Subordinated Lender); and

(v) apply any sums received by the Senior Lender, by whomsoever paid and however realized, to the Senior Obligations in such manner as the Senior Lender shall deem appropriate.

11.	No Commitment.

None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of the Senior Lender to make any future loans or other extensions of credit or financial accommodations to the Borrowers. None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of the Subordinated Lender to make any future loans or other extensions of credit or financial accommodations to the Borrowers.

12.	Notice.

All notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by certified mail, return receipt requested, postage prepaid or (iii) sent by Federal Express or similar expedited delivery service, in each case addressed to the party to whom notice is being given at its address as set forth below:

If to the Senior Lender:

JMB Capital Partners Lending, LLC

205 South Martel Avenue

Los Angeles, CA 90036

Attn: Vikas Tandon

Telephone: 310-286-2929

Email: vikas@jmbcapital.com

with a copy to (which shall not be deemed to be notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Rob Hirsh, Jordana Renert and Fran Skoller

Email: rhirsh@lowenstein.com, jrenert@lowenstein.com and fskoller@lowenstein.com

If to the Subordinated Lender:

Scilex Holding Company

960 San Antonio Road

Palo Alto, CA 94303

(650) 516-4310

Attn: Stephen Ma

Email: sma@scilexholding.com

with a copy to (which shall not be deemed to be notice):

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92626

Attention: Katherine Bell

Email: katherinebell@paulhastings.com

or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) three business days after the date of posting if delivered by mail, or (iii) the date of receipt, if delivered by Federal Express or similar expedited delivery service.

13.	Conflict in Agreements.

If the subordination provisions of any instrument evidencing the Subordinated Obligations (including, without limitation, the Junior DIP Loan Documents or any final order of the Bankruptcy Court approving the Junior DIP Loan Documents) conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Senior Lender and the Subordinated Lender and the subordination of the Subordinated Obligations and Junior Lender’s liens in the Collateral.

14.	No Amendment or Waiver.

No waiver shall be deemed to be made by either Lender of any of its rights hereunder unless the same shall be in writing signed by such Lender, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of either Lender or the obligations of either Lender to the other Lender in any other respect at any time. Any modification or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by Senior Lender and Subordinated Lender, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

15.	Miscellaneous.

This Agreement shall be binding upon each Lender and its successors and assigns and shall inure to the benefit of the each Lender and its successors and assigns irrespective of whether this or any similar agreement is executed by any other creditor of the Borrowers.

16.	Jury Trial Waiver.

THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

17.	Choice of Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to its conflict of law provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.	Consent to Jurisdiction.

EACH PERSON PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF THE BANKRUPTCY COURT AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN THE BANKRUPTCY COURT. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE BANKRUPTCY COURT AND WAIVES ANY DEFENSE OF FORUM

NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

19.	Execution; Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement, taken together, shall constitute but one and the same instrument. Each of the undersigned by execution of this Agreement and any related acknowledgments and consents agrees that any copy of this document signed by it and transmitted by facsimile or email, or any other method for delivery shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

20.	Severability.

If any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCILEX HOLDING COMPANY, as Subordinated Lender

By:	/s/ Stephen Ma
Name:	Stephen Ma
Title:	Chief Accounting Officer

[Signature Page to Intercreditor and Subordination Agreement]

JMB CAPITAL PARTNERS LENDING, LLC, as Senior Lender

By:	/s/ Vikas Tandon
Name:	Vikas Tandon
Title:	Chief Investment Officer

[Signature Page to Intercreditor and Subordination Agreement]

Acknowledgment

Each of the undersigned hereby acknowledges receipt of a copy of the Intercreditor and Subordination Agreement. Each of the undersigned understands that the foregoing Agreement is for the benefit of the Senior Lender and the Subordinated Lender and their successors and assigns, that neither of the undersigned is an intended beneficiary or third party beneficiary thereof, and that the consent or approval by each of the undersigned of any changes to such Agreement shall not be required.

SORRENTO THERAPEUTICS, INC.
SCINTILLA PHARMACEUTICALS, INC.

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Chief Restructuring Officer

[Signature Page to Intercreditor and Subordination Agreement]